Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is dated as of June 21, 2021, by and among Taylor Morrison Home Corporation, a Delaware corporation (the “Company” or “TMHC”), Taylor Morrison, Inc. (“Taylor Morrison”), and C. David Cone (the “Executive”).

WHEREAS, Taylor Morrison and the Executive are parties to an Amended & Restated Employment Agreement, dated as of June 15, 2018 (the “Employment Agreement”), pursuant to which the Executive is employed by Taylor Morrison;

WHEREAS, the Executive serves TMHC, Taylor Morrison and their respective subsidiaries and affiliates (collectively, the “Company Group”) in the office of Executive Vice President and Chief Financial Officer;

WHEREAS, TMHC, Taylor Morrison and the Executive have agreed that the Executive’s employment with the Company Group is scheduled to terminate effective as of December 31, 2021, or such other date as set forth in Section 1A below, and that the Executive shall assist in the smooth transition of the Executive’s functions as reasonably directed by the Chief Executive Officer of the Company and/or the Board of Directors of the Company (the “Board”);

WHEREAS, on the Transition Date (as defined below), the Executive shall resign as Executive Vice President and Chief Financial Officer of the Company and the Executive shall cease to be an executive officer of the Company, and on the Retirement Date (as defined below) the Executive shall cease to be an employee of the Company Group;

WHEREAS, TMHC and Taylor Morrison wish to provide the Executive with a retirement package, which is conditioned on the Executive’s timely, irrevocable execution of this Agreement and fulfilling all of his obligations in this Agreement, including his continued compliance with certain restrictive covenants that survive his employment termination and his cooperation with the Company Group in transitioning of his duties; and

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions of the Executive’s retirement and termination from employment, and this Agreement shall govern the Executive’s, TMHC’s and Taylor Morrison’s respective rights and obligations in connection with such retirement and termination.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Executive, TMHC and Taylor Morrison (the “Parties”) agree as follows:

1. Termination of Employment.

A. General. The Company and the Executive hereby agree that, on December 31, 2021, or on an earlier date as and when requested by the Company, the Executive shall resign as Chief Financial Officer of the Company and its subsidiaries and shall cease to be an executive officer of the Company (such date, the “Transition Date”). If the Transition Date occurs prior to the Retirement Date, the Executive will remain employed with the Company Group as a Senior Advisor through the Retirement Date. The Executive hereby acknowledges and agrees that his separation from service with the Company Group, whether or not the Executive remains in his position as Chief Financial Officer, and his resignation from any and all titles, positions, and appointments the Executive holds with the Company or any member of the Company Group, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, will become effective as of the close of business on December 31, 2021; provided, that such separation from service shall occur earlier upon the Executive’s death, a termination due to his Disability (as defined in the Employment Agreement) or a termination by Taylor Morrison for Cause (as defined in the Employment Agreement); provided, further that the Company and/or Taylor Morrison, in their sole discretion, may elect to extend the date of such separation from service on a month-to-month basis through March 31, 2022, by providing reasonable notice to the Executive of its desire to do so (the Executive’s ultimate date of such separation from service, the “Retirement Date”). Except as otherwise expressly set forth herein, effective as of the Retirement Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Executive agrees to promptly execute such documents as the Company, in its sole good faith discretion, shall reasonably deem necessary to effect such resignations. The Retirement Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein. The terms and conditions set forth herein shall exclusively govern the Executive’s continued employment with the Company from and after the date of this Agreement.

B. Duties. During the period commencing on the date of this Agreement and ending on the Retirement Date (the “Transition Period”), the Executive shall continue to perform such duties as reasonably assigned by the Company and/or Taylor Morrison consistent with his then-current position, including without limitation transitional matters relating to the transition of his duties to his successor.

2. Entitlements. In consideration for, and subject to, the Executive’s (w) entering into this Agreement and the “Release of All Claims set forth in Section 6 becoming irrevocable and effective in accordance with its terms, (x) the satisfaction of the Second Release Condition set forth in Section 4 below, (y) the Executive’s continued compliance in all material respects with all restrictive covenants with the Company Group to which he is subject (including the restrictive covenants in Sections 6, 7, and 9 of the Employment Agreement, which are incorporated by reference herein), and (z) the Executive’s not otherwise engaging in conduct constituting Cause (collectively, the “Preconditions”), the Company shall provide the Executive with the payments and benefits set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in this Agreement (other than those described in Section 2.A) are subject to (i) the Executive’s execution and delivery of this Agreement within twenty-one (21) days following the date hereof and (ii) the Executive’s continued compliance with this Agreement (including satisfaction of the Second Release Condition). The Company shall provide the Executive with written notice of any failure to comply with the Precondition in Section 2(y) and shall provide the Executive not less than ten (10) calendar days from receipt of such notice to cure (if curable).

A. Accrued Salary and Benefits. The Company shall pay to the Executive in a lump sum on the first regular payroll date that follows the Retirement Date (or such earlier date as required by law) any base salary that is accrued but unpaid as of such date. The Executive shall be entitled to all benefits accrued up to the Retirement Date (including, for the avoidance of doubt, accrued but unused vacation pay), to the extent vested, under all employee benefit plans of the Company Group in which the Executive participates (except for any plan that provides for bonus, severance, tax gross-up, separation pay or termination benefits, or benefits continuation as severance) in accordance with the terms of such plans, and any amounts required to be paid pursuant to applicable law; provided, that this Section 2.A shall not result in duplication of benefits with any other payment or benefit under this Agreement or any other agreement or plan. For the avoidance of doubt, any medical, dental, and other health insurance coverage in which the Executive (and his beneficiaries) participate as of the Retirement Date shall continue through the end of the month during which the Retirement Date takes place. The Executive shall also be entitled to receive from the Company any reimbursable expenses owed to the Executive under Section 3(f) of the Employment Agreement.

B. Remuneration for Transition Period.

1. Salary/Benefits. During the Transition Period, the Executive will continue to receive his current base salary, to be eligible to participate in the health insurance and other benefit plans of the Company Group in which he is currently eligible to participate, and to receive the perquisites and other personal benefits currently provided to him in the Employment Agreement and otherwise, subject in all cases to the discretion of the Company Group to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.

2. FY21 Bonuses. Subject to the satisfaction of the Preconditions, the Executive will remain eligible to earn an annual cash bonus and profit sharing bonus for fiscal year 2021 based on actual attainment of performance goals in accordance with the terms and conditions of the Company’s bonus programs that are applicable to the Executive for such year (the “FY21 Bonuses”). Such FY21 Bonuses, if any, will be payable as soon as practicable following December 31, 2021 (but in no event later than March 15, 2021), subject to the Company’s determination of the level of performance achieved and the determination of the FY21 Bonuses earned. For the avoidance of doubt, (x) the FY21 Bonuses payable to the Executive (if any) will not be prorated and (y) the Executive shall not be eligible or entitled to receive an annual cash bonus or profit sharing bonus for fiscal year 2022 or later.

C. Severance. Subject to the satisfaction of the Preconditions, following the Retirement Date, Taylor Morrison shall:

1. pay to the Executive an aggregate amount equal to $575,000 in equal installments in accordance with Taylor Morrison’s customary payroll practices during the twelve (12)-month period (the “Severance Period”) beginning on the Retirement Date and ending on the earlier to occur of (A) the expiration of the Severance Period and (B) the first date that the Executive violates in any material respect any covenant contained in this Agreement or Section 6, 7 and 9 of the Employment Agreement (the “Severance Payments”); provided, that the Company shall provide the Executive with written notice of any failure to comply with the Precondition in Section 2(y) and shall provide the Executive not less than ten (10) calendar days from receipt of such notice to cure (if curable). Notwithstanding the foregoing, any installment payments pursuant to this Section 2.C.1 shall commence on the first payroll period following the effective date of the release related to the satisfaction of the Second Release Condition (such date, the “Second Release Effective Date”), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 2.C.1 from the Retirement Date through the date of such initial payment; and

2. subject to the Executive’s timely election of (and continued eligibility for) continued health coverage pursuant to the federal law known as “COBRA,” Taylor Morrison shall pay, during the twelve (12)-month period following the Retirement Date (or until the Executive becomes eligible for comparable coverage under the health plans of a successor employer, if earlier) (the “COBRA Period”), the applicable COBRA premiums for the Executive and any eligible dependents who participated in Taylor Morrison’s health plan as of immediately prior to the Retirement Date; provided, that in the event Taylor Morrison would be subject to any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or other applicable law (or to the extent such COBRA subsidy is not permitted under the terms of the applicable benefit plan or applicable law), and in lieu of providing the COBRA subsidy described above, Taylor Morrison shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable COBRA premiums for such month (or the last month in which COBRA coverage was available to the Executive), with such monthly payment being made on the last day of each month for the remainder of the COBRA Period. For the avoidance of doubt, the Executive’s health benefit coverage from Taylor Morrison during the COBRA Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code.

D. Equity Awards. Except as otherwise provided herein, the Executive’s outstanding equity awards (including, without limitation, stock options and restricted stock units in respect of common stock of TMHC), shall be treated in accordance with the terms of the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (as amended and restated from time to time, the “Equity Plan”), and the award agreements evidencing the grants of such awards (each, an “Award Agreement” and collectively, the “Award Agreements”), including without limitation, terms relating to vesting, exercise, clawback and forfeiture. Subject to the satisfaction of the Preconditions, notwithstanding anything to the contrary in the award agreements evidencing the Executive’s equity awards, the Executive’s outstanding equity awards shall be treated as follows (the “Vesting Benefit”):

1. Stock Options. With respect to each outstanding stock option award previously granted to the Executive under the Equity Plan and outstanding as of the Retirement Date, the Executive shall, to the extent not already vested, remain eligible to vest in the number of shares of the Company’s common stock subject to each such stock option award that were scheduled to vest in February of 2022 as if the Executive had remained in active service as an employee of the Company through the applicable 2022 vesting date. For the avoidance of doubt, all shares of TMHC common stock subject to each such outstanding stock option award scheduled to vest in 2023 or later shall be forfeited in their entirety as of the Retirement Date. Following the Retirement Date, to the extent not otherwise exercised, each outstanding and vested stock option award shall expire on September 30, 2022.

2. Restricted Stock Units. With respect to each outstanding award of restricted stock units subject only to service-based vesting conditions previously granted to the Executive under the Equity Plan and outstanding as of the Retirement Date, the Executive shall, to the extent not already vested, remain eligible to vest in the number of shares of the Company’s common stock subject to each such restricted stock unit award that were scheduled to vest in February of 2022 as if the Executive had remained in active service as an employee of the Company through the applicable 2022 vesting date. For the avoidance of doubt, all shares of TMHC common stock subject to each such outstanding award of restricted stock units subject only to service-based vesting conditions scheduled to vest in 2023 or later shall be forfeited in their entirety as of the Retirement Date.

3. Performance Stock Units. The Executive’s outstanding restricted stock unit awards subject to performance-based vesting conditions (“PSU Awards”) shall be treated as follows:

(a) Each PSU Award granted in 2019 (each, a “2019 PSU Award”) shall remain outstanding and shall remain eligible to vest in accordance with the terms of the applicable award agreement as if the Executive had remained in active service as an employee of the Company through the applicable performance period, vesting date and performance certification for each such 2019 PSU Award.

(b) The shares of TMHC common stock subject to the 2020 and 2021 tranches of each PSU Award granted in 2020 (each, a “2020 PSU Award”) shall remain outstanding and shall remain eligible to be earned and vest in accordance with the terms of the applicable award agreement as if the Executive had remained in active service as an employee of the Company through the applicable performance period, vesting date and performance certification for each such 2020 PSU Award. For the avoidance of doubt, the Executive shall not be eligible to earn or vest in the 2022 tranche of the 2020 PSU Awards and the shares of TMHC common stock subject to such tranche shall be forfeited in their entirety as of the Retirement Date.

(c) The shares of TMHC common stock subject to the 2021 tranche of the PSU Award granted in 2021 (the “2021 PSU Award”) shall remain outstanding and shall remain eligible to be earned and vest in accordance with the terms of the applicable award agreement as if the Executive had remained in active service as an employee of the Company through the applicable performance period, vesting date and performance certification for the 2021 PSU Award. For the avoidance of doubt, the Executive shall not be eligible to earn or vest in the 2022 or 2023 tranches of the 2021 PSU Award and the shares of TMHC common stock subject to such tranche shall be forfeited in their entirety as of the Retirement Date.

(d) The Parties hereto hereby agree that, on the date the “Release of All Claims” under this Agreement becomes irrevocable and effective as provided in Section 9 of this Agreement, each Award Agreement shall be deemed amended to remove all references to and all provisions that pertain to a “Change in Control.”

E. Full Satisfaction. The Executive acknowledges and agrees that, except as expressly provided in this Agreement, (1) the Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including without limitation any severance or termination compensation or benefits upon or at any time following the Retirement Date, whether pursuant to the Employment Agreement, any severance plan or policy of the Company Group, or otherwise) and (2) as of and after the Retirement Date, except for purposes of continued equity vesting as described in Section 2.D.3 of this Agreement and any medical, dental, and other health insurance coverage that the Executive (and his beneficiaries) participate in pursuant to Section 2.A and 2.C.2 of this Agreement, the Executive shall no longer participate in, accrue service credit, or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Retirement Date, including without limitation, any plan that is intended to qualify under Section 401(a) of the Code.

3. Post-Employment Cooperation. The Executive agrees that during and after Executive’s employment with the Company Group, upon reasonable notice and without the necessity of Taylor Morrison or any of its parents, subsidiaries or affiliates obtaining a subpoena or court order, the Executive will reasonably assist Taylor Morrison and any of its parents, subsidiaries or affiliates in the defense of any claims or potential claims that may be made or threatened to be made against Taylor Morrison or any of its parents, subsidiaries or affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, that are not adverse to the Executive (each, an “Action”), and shall reasonably assist Taylor Morrison and any of its parents, subsidiaries or affiliates in the prosecution of any claims that may be made by Taylor Morrison or any of its parents, subsidiaries or affiliates in any Action, in each case, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by Taylor Morrison and the Company Group. The Executive agrees, unless precluded by law, to promptly inform the Company and Taylor Morrison if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company and Taylor Morison if the Executive is asked to assist in any investigation (whether governmental or otherwise) of Taylor Morrison or any of its parents, subsidiaries or affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by Taylor Morrison and the Company Group, regardless of whether a lawsuit has then been filed against Taylor Morrison or any of its parents, subsidiaries or affiliates with respect to such investigation. Such cooperation may include, but is not limited to, meeting with Taylor Morrison’s or any of its parents’, subsidiaries’ or affiliates’ attorneys at reasonable times and places to discuss the Executive’s knowledge of pertinent facts, appearing as required at deposition, arbitration, mediation, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of the Executive’s abilities at any such proceeding. The Company Group shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following the Retirement Date, including, reimbursement for reasonable travel expenses on a public commercial airline for any necessary travel (which shall include appropriate documentation, itemization, allocation and substantiation of expenses incurred); provided, that any such cooperation occurring following the Retirement Date shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.

4. Second Release Condition. The Executive agrees to execute, and not subsequently revoke, a comprehensive release of all claims against each member of the Company Group and its respective related parties, substantially in the form attached hereto as Exhibit A, upon (and covering all claims arising through) the Retirement Date (the “Second Release Condition”).

5. Restrictive Covenants.

A. Generally. The Executive agrees that Sections 6 and 7 of the Employment Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein and shall survive the termination of his employment, and the Executive confirms that he is bound by such provisions, including but not limited to the non-competition, non-solicitation, and non-disparagement obligations set forth therein.

B. Return of Property. The Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computers, phones, software, and intellectual property, in whatever form (including electronic), and all copies thereof, and any and all other assets and property of the Company Group or relating to the businesses of the Company Group that are received, held, or created by the Executive while an employee of the Company Group are and shall remain the property of the Company Group, and the Executive shall immediately return all such property to the Company Group upon the Retirement Date. Notwithstanding the foregoing, Executive may retain his personal property, personal contacts, personal correspondence, and personal calendars. The Company Group shall work with the Executive to transfer his cell phone number to a personal account to the extent permitted by the applicable cell phone carriers.

C. Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Section 5.A will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 5.A, in addition to any other remedy that may be available at law or in equity, TMHC and Taylor Morrison will be entitled to seek specific performance and injunctive relief.

6. Release of All Claims. In consideration of the pay and benefits to be provided to the Executive in connection with the termination of his employment, as set forth in Section 2.B.2, Section 2.C and Section 2.D of this Agreement (the “Retirement Benefits”), which are conditioned upon the Executive signing (and not revoking) this Agreement and to which the Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, on his own behalf and on behalf of his heirs, executors, beneficiaries and personal representatives, successors and assigns, and all others connected with or claiming through the Executive (collectively, the “Releasors”), hereby releases and forever discharges TMHC and Taylor Morrison, and their subsidiaries and other affiliates and all of their respective past, present and future officers, directors, shareholders, parents, employees, agents, general and limited partners, members, managers, joint venturers, trustees, employee benefit plans and their administrators and fiduciaries, representatives, agents, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims, of any nature or type, known or unknown, fixed or contingent, in law or in equity, which the Executive has had in the past, now have, or might now have, through the date of the Executive signing of this Agreement, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with the Executive’s employment by or other relationship with the Released Parties or the termination of that employment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, the Arizona criminal code, the Americans with Disabilities Act, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs, each as amended from time to time); provided, that nothing herein shall release any claim arising after the effective date of the termination of the Executive’s employment.

Excluded from the scope of the Release of Claims in this Section 6 are: (A) any rights of indemnification or contribution that the Executive has pursuant to Section 8 of that certain Employment Agreement, the articles of incorporation or by-laws of TMHC, Taylor Morrison or any of their subsidiaries and/or coverage under directors’ and officers’ liability insurance, (B) any right the Executive has to the Retirement Benefits, (C) claims for breach of this Agreement by TMHC or Taylor Morrison, (D) rights as a shareholder of TMHC, (E) vested rights to benefits under employee benefit plans of TMHC, Taylor Morrison or their subsidiaries, (F) claims based upon events after the date the Executive signs this Agreement and (G) rights that cannot be released as a matter of law (collectively, “Unreleased Claims”).

The Executive acknowledges and agrees that the Release of Claims in this Section 6 may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated by any of the Releasors.

7. No Complaints, Claims, or Actions Filed. The Executive acknowledges that neither the Executive nor any of the Releasors has filed any complaint, charge, claim or proceeding against any of the Released Parties before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted, except as the Executive has expressly disclosed to Taylor Morrison in writing. The Executive (A) acknowledges that he shall not initiate or cause to be initiated on his behalf, and shall not participate in, any Proceeding (except with respect to an Unreleased Claim), except as required by law, and (B) waive any right that the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Agreement, the Executive shall be limiting the availability of certain remedies that the Executive may have against TMHC and Taylor Morrison and limiting also the Executive’s ability to pursue certain claims against the Released Parties.

8. Time to Consider. In signing this Agreement, the Executive acknowledges that the Executive has had a reasonable amount of time to consider the terms of this Agreement and that the Executive is signing this Agreement voluntarily and with a full understanding of its terms. The Executive understands and agrees that the Executive has been offered at least twenty-one (21) days during which to consider this Agreement before signing it and understands that if he signs this Agreement prior to the expiration of such twenty-one (21) day period he knowingly and voluntarily waives the remainder of such consideration period. The Executive also acknowledges that he is advised by the Company Group to seek the advice of an attorney prior to signing this Agreement and that he has, in fact, consulted with an attorney prior to signing this Agreement; and that the Executive has had sufficient time to consider this Agreement and to consult with an attorney, if the Executive wished to do so, or to consult with any other person of the Executive’s choosing before signing.

9. Revocation. The Executive further acknowledges that, in signing this Agreement, the Executive has not relied on any promises or representations, express or implied, that are not set forth expressly herein. The Executive understands that he may revoke this Agreement at any time within seven (7) days following the date the Executive signs this Agreement by providing written notice to Taylor Morrison in accordance with Section 12.A of this Agreement and that neither TMHC, Taylor Morrison nor any other person is obligated to provide any payments or benefits to the Executive pursuant to this Agreement until eight (8) days have passed since the Executive signs this Agreement without my having revoked this Agreement (such eighth (8th) day, on which the “Release of All Claims” under this Agreement becomes irrevocable and effective). If the Executive revokes this Agreement, the Executive shall be deemed not to have accepted the terms of this Agreement (including, the Release of All Claims), and no action shall be required of any of the Released Parties under any section of this Agreement.

10. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company, Taylor Morrison, or any Released Party of any liability whatsoever, or as an admission by the Company, Taylor Morrison, or any Released Party of any violations of the rights of the Executive or any person or violation of any order, law, statute, duty, or contract whatsoever against the Executive or any person. The Company, Taylor Morrison, and each Released Party specifically disclaims any liability to the Executive or any other person for any alleged violation of the rights of the Executive or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, Taylor Morrison or any Released Party.

11. Communication with Government Agency. Nothing in this Agreement, including Sections 5.A, 6, and 7, (A) limits or affects the Executive’s right to challenge the validity of this Agreement, including, without limitation, a challenge under the ADEA; (B) in any way interferes with the Executive’s right and responsibility to give truthful testimony under oath; or (C) precludes the Executive from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, or National Labor Relations Board. However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for the Executive personally with respect to any claims released by this Agreement.

12. Miscellaneous.

A. Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to TMHC or Taylor Morrison:

Taylor Morrison Home Corporation

Taylor Morrison, Inc.

4900 N. Scottsdale Road

Suite 2000

Scottsdale, AZ 85251

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Lawrence I. Witdorchic

If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

or at such other address any party shall from time to time designate by written notice, in the manner provided herein, to the other parties hereto.

B. Successors and Assigns. This Agreement, including the “Release of All Claims,” shall be binding upon the Executive and the Company Group and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties, and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns. The Executive expressly warrants that the Executive has not transferred to any party or entity any rights, causes of action, or claims released in this Agreement. The Executive agrees that each successor or affiliate of the Company and Taylor Morrison shall be an express third-party beneficiary hereto and shall be entitled to enforce the provisions of this Agreement.

C. General Consequences of Breach. If any party to this Agreement breaches this Agreement, for example, by bringing a lawsuit based on claims that such party has released, by making a false representation in this Agreement, or by a past or future breach of Section 5 of this Agreement, the non-breaching party will be entitled to recover all damages flowing from such breach.

D. Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local, and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Taylor Morrison or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

E. Section 409A. The Parties intend that the compensation and benefits under this Agreement either be exempt from or compliant with Section 409A of the Code, and Section 10 of the Employment Agreement is hereby incorporated by reference mutatis mutandis as if fully set forth herein.

F. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

G. Entire Agreement Between Parties. Except as otherwise expressly provided herein, this Agreement (and the documents referenced herein) and the Release attached as Exhibit A hereto, sets forth the entire agreement between the Parties hereto and, unless otherwise set forth herein, fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof (including, except as otherwise provided herein, the Employment Agreement); provided, however that no rights or obligations established under any such superseded agreement and specifically preserved by or incorporated into this Agreement are extinguished; provided, further that if there is a conflict between this Agreement and any confidentiality, non-compete, or non-solicitation agreement the Executive previously signed, the provisions more protective of TMHC’s and Taylor Morrison’s interests shall apply, as determined by TMHC and Taylor Morrison in their sole discretion. For the avoidance of doubt, upon execution between the Parties, this Agreement replaces and supersedes the Employment Agreement and, except as otherwise provided herein, such agreement shall be null and void in its entirety.

H. Amendments; Waivers. This Agreement may not be modified, amended, or terminated, nor may any rights hereunder be waived, except by an instrument in writing signed by the Executive and a duly authorized officer of TMHC and Taylor Morrison (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of TMHC and Taylor Morrison (other than the Executive) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

I. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Arizona, without reference to the principles of conflicts of law of Arizona or any other jurisdiction, and where applicable, the laws of the United States.

J. Dispute Resolution. The Parties understand and agree that except as otherwise expressly provided in this Agreement, any claim of any nature whatsoever, including those arising out of or connected with the Executive’s employment with the Company Group, including but not limited to wrongful termination, breach of contract, defamation, and claims of discrimination (including age, disability, sex, religion, national origin, race, color, etc.), harassment or retaliation whether under federal, state or local laws, regulations, or Executive Orders, common law, or in equity, shall be decided by submission to final and binding arbitration in Scottsdale, Arizona. The arbitrator shall be a retired or former state or federal court judge. The Parties further agree that the performance of the Executive’s duties as contemplated by this Agreement involves commerce. This arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall apply the law (including applicable filing limitations periods and exhaustion of administrative remedies) to the same extent and with same force and effect as would an Arizona court or a federal court sitting in Arizona. The arbitration shall be pursuant to rules and procedures adopted by the Company and/or Taylor Morrison, and failing such adoption, the Federal Rules of Civil Procedure. Judgment shall be final upon the award rendered by the arbitrator and may be entered in any court having jurisdiction thereof, and each of the Parties shall be responsible for its respective legal fees and expenses. The Parties further understand and agree that actions seeking temporary injunctions are hereby excluded from arbitration and, therefore, may be sought in a court of appropriate jurisdiction without resort to arbitration, even though resolution of the underlying claim must be submitted to arbitration.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

K. Headings. The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

L. Construction. This Agreement shall be deemed drafted equally by the Parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (1) the plural includes the singular, and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (4) “includes” and “including” are each “without limitation”; and (5) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

M. Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date written below.

EXECUTIVE

Date: June 21, 2021	/s/ C. David Cone
C. DAVID CONE

TAYLOR MORRISON HOME CORPORATION

Date: June 21, 2021	By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: President and Chief Executive Officer

TAYLOR MORRISON, INC.

Date: June 21, 2021	By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: President and Chief Executive Officer

[Signature Page to Transition and Retirement Agreement]

EXHIBIT A

RELEASE OF CLAIMS (“Release”)

This Release of Claims is provided by me, the undersigned, pursuant to the Transition and Retirement Agreement between me, Taylor Morrison Home Corporation, a Delaware corporation (“TMHC”) and Taylor Morrison, Inc., a Delaware corporation (“Taylor Morrison”) dated as of June 21, 2021 (the “Retirement Agreement”). All capitalized terms used in this Release of Claims, but not defined herein, shall have the meaning ascribed to those terms in the Retirement Agreement.

1. In consideration of the pay and benefits to be provided to me in connection with the termination of my employment, as set forth in Section 2.B.2, Section 2.C and Section 2.D of the Retirement Agreement (the “Retirement Benefits”), which are conditioned upon my signing (and not revoking) this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, successors and assigns, and all others connected with or claiming through me (collectively, the “Releasors”), hereby releases and forever discharges TMHC and Taylor Morrison, and their subsidiaries and other Affiliates (as defined in the Equity Plan) and all of their respective past, present and future officers, directors, shareholders, parents, employees, agents, general and limited partners, members, managers, joint venturers, trustees, employee benefit plans and their administrators and fiduciaries, representatives, agents, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims, of any nature or type, known or unknown, fixed or contingent, in law or in equity, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by or other relationship with the Released Parties or the termination of that employment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, the Arizona criminal code, the Americans with Disabilities Act, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs, each as amended from time to time); provided, that nothing herein shall release any claim arising after the effective date of the termination of my employment.

Excluded from the scope of this Release of Claims are: (i) any rights of indemnification or contribution that I have pursuant to Section 8 of that certain Employment Agreement, the articles of incorporation or by-laws of TMHC, Taylor Morrison or any of their subsidiaries and/or coverage under directors’ and officers’ liability insurance, (ii) any right the Executive has to the Retirement Benefits, (iii) claims for breach of the Retirement Agreement by TMHC or Taylor Morrison, (iv) rights as a shareholder of TMHC, (v) vested rights to benefits under employee benefit plans of TMHC, Taylor Morrison or their subsidiaries, (vi) claims based upon events after the date the Executive signs this Release and (vii) rights that cannot be released as a matter of law (collectively, “Unreleased Claims”).

2. I acknowledge and agree that this Release of Claims may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated by any of the Releasors.

3. I acknowledge that neither I nor any of the Releasors has filed any complaint, charge, claim or proceeding against any of the Released Parties before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). I represent that I am not aware of any basis on which such a Proceeding could reasonably be instituted, except as I have expressly disclosed to Taylor Morrison in writing. I (i) acknowledge that I shall not initiate or cause to be initiated on my behalf, and shall not participate in, any Proceeding (except with respect to an Unreleased Claim), except as required by law, and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release of Claims, I shall be limiting the availability of certain remedies that I may have against TMHC and Taylor Morrison and limiting also my ability to pursue certain claims against the Released Parties. Notwithstanding the above, nothing in Section 1 of this Release of Claims shall prevent me from (a) initiating or causing to be initiated on my behalf any complaint, charge, claim or proceeding against TMHC or Taylor Morrison before any local, state or federal agency, court or other body challenging the validity of the waiver of my claims under ADEA contained in Section 1 of this Release of Claims (but no other portion of such waiver), or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

4. I represent and warrant that I have returned to Taylor Morrison any and all Confidential Information (as defined in the Employment Agreement) and other property of the Company Group that I had in my possession, custody or control on the date my employment with the Company Group terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

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5. In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I acknowledge my understanding that I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as Taylor Morrison may specify in order to render this Release of Claims fully effective) from the date I receive this Release of Claims. I also acknowledge that I am advised by the Company Group to seek the advice of an attorney prior to signing this Release of Claims and that I have, in fact, consulted with an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

6. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly herein. I understand that I may revoke this Release of Claims at any time within seven (7) days following the date of my signing this Release of Claims by written notice to Taylor Morrison in accordance with Section 12.A of the Retirement Agreement and that neither TMHC, Taylor Morrison nor any other person is obligated to provide any of the Retirement Benefits to me until eight (8) days have passed since my signing of this Release of Claims without my having revoked this Release of Claims. If I revoke this Release of Claims, I shall be deemed not to have accepted the terms of this Release of Claims, and no action shall be required of any of the Released Parties under any section of this Release of Claims.

7. I acknowledge and agree that I continue to be bound by the provisions of Sections 6, 7, and 9 of the Employment Agreement (which are incorporated by reference into Section 5.A of the Retirement Agreement), which shall survive my termination of employment with the Company Group and remain in full force and effect in accordance with their terms. On the date of my termination, Taylor Morrison hereby agrees to use reasonable efforts to advise its executive officers not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, regarding me that are disparaging or damaging to my reputation.

8. This Release of Claims does not constitute an admission of liability or wrongdoing of any kind by TMHC, Taylor Morrison or me.

9. I hereby resign, effective as of the Retirement Date, from the board of directors or similar governing bodies (and all committees thereof) of any member of the Company Group and from all other positions and offices that I hold with any member of the Company Group. I agree to promptly execute such further documents as Taylor Morrison, in its sole discretion, shall reasonably deem necessary to effect the foregoing.

10. The provisions of this Release of Claims shall be binding upon my heirs, executors, administrators, legal representatives and assigns. A failure of any of the Released Parties to insist on strict compliance with any provision of this Release of Claims shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release of Claims is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is

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determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release of Claims shall remain valid and binding upon me.    For the avoidance of doubt, each of the Released Parties shall be a third-party beneficiary to this Release of Claims and shall be entitled to enforce this Release of Claims in accordance with its terms.

11. With respect to the matters herein stated as the subject of release, I do hereby waive and relinquish any and all rights which I may have under the laws of the State of Arizona.

12. This Release of Claims shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Arizona, without reference to the principles of conflicts of law of Arizona or any other jurisdiction, and where applicable, the laws of the United States.

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Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:______________________________________
(not to be executed until termination of employment)
Name (please print): ______________________________
Date Signed: ___________________________________

Acknowledged:

TAYLOR MORRISON HOME CORPORATION

By:
Name:
Title:

TAYLOR MORRISON, INC.

By:
Name:
Title:

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